Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
At Natural Golf: Richard Magid, CFO, 847-321-4130
At KCSA:	Michael Cimini, 212-896-1233 or mcimini@kcsa.com
Michael Gallo, 212-896-1258 or mgallo@kcsa.com

Natural Golf Reports Fourth Quarter and Year-End Results

Recent IPO Provides Basis for Major New Marketing Initiatives

Mount Prospect, Illinois – March 1, 2004 - Natural Golf Corporation (Amex: NAX) today reported financial results for the fourth quarter and year-end as of November 30, 2003.

Natural Golf reported net sales of $2.0 million for the quarter ended November 30, 2003, reflecting a 20% increase over the three months ended December 31, 2002 of $1.7 million.  The Company changed its fiscal year-end in 2002 from December 31 to November 30.  The operating loss for the November 2003 quarter was $353,000 compared to the December 2002 quarter operating loss of $1.1 million.  The reduction in the operating loss reflects both higher quarterly revenues and lower selling and administrative expenses.

For the November 30, 2003 year end, net sales were $9.7 million compared to the twelve months ended December 31, 2002 of $12.1 million.  The operating loss for the year was $3.0 million in 2003 compared to a $2.1 million loss in 2002.  The larger operating loss in 2003 is primarily attributable to a decline in sales compared to 2002.  Sales decreased as a result of a lack of capital resources over the past two years, limiting Natural Golf’s marketing activities in these periods.

On December 17, 2003, the Company successfully completed an initial public offering of 2.5 million shares of common stock that provided net proceeds of $10.4 million.  The proceeds are being used primarily to pay off outstanding obligations that will strengthen the balance sheet and develop new advertising and promotion campaigns to acquire new customers.

“We are extremely excited to begin rebuilding our business with the capital raised from the IPO in December 2003,” said Andrew Wyant, Chief Executive Officer.  “While the Company had been growing at a revenue rate of more than 80% for the four years through 2001, a lack of funds in the post-September 11, 2001 period led to a significant reduction in marketing for new customers over the past few years.”

“We remain confident in Natural Golf’s prospects in 2004,” Wyant added. “The cornerstone of the Natural Golf marketing program will be The Golf Channel’s new reality show called ‘The Natural Golf Makeover Challenge,’ scheduled to debut in late June. This show on The Golf Channel has the potential to change the way the world views our company. We believe it will be a fun and engaging show that should generate tremendous exposure and credibility for Natural Golf.  The Golf Channel’s new television show is not a typical direct response program, however, based on our historical experience from infomercials and other media, we believe that the television program will be a key part of our 2004 new customer-acquisition strategy.”

Another major marketing initiative for Natural Golf is based on its new relationship with Callaway, the leader in the golf industry.  Natural Golf and Callaway have signed a non-binding letter of intent and are working out the final details to exclusively market a line of custom golf clubs specially designed and co-branded by Callaway for Natural Golfers. The Natural Golf products will incorporate well-known Callaway products such as Fusion™ and Big Bertha™. “Our relationship with Callaway enables us to significantly expand our product line and is another sign of the growing credibility that Natural Golf is developing in the golf industry,” said Wyant.

1200 East Business Center Drive, Suite 400, Mount Prospect, IL 60056

888-NAT-GOLF

www.naturalgolf.com

In addition to these activities, the company is rolling out a new infomercial to premier on the Golf Channel, which is expected to attract new customers beginning in the second quarter.

“We expect our new marketing campaigns to add upwards of 70,000 new customers in 2004, which would facilitate the company reaching profitability by the end of the current fiscal year.  Our IPO has provided the capital to invest in our new marketing initiatives, which will significantly expand our customer base. We are confident these initiatives will lead to long-term profitability.”

About Natural Golf Corporation

Natural Golf is a golf instruction and equipment company focused on delivering a total system for improving the play of golfers of all abilities. Natural Golf produces and sells instructional videotapes explaining its Natural Golf swing system, offers golf schools through a network of instructors certified to teach the Natural Golfing swing system, and manufactures and sells golf equipment specifically developed for the golfer using its swing system.

The Natural Golf School program is ranked as one of Golf Magazine’s “Top 25 Schools.” Natural Golf manufactures and sells custom golf equipment uniquely designed for the Natural Golf swing. For more information on Natural Golf, visit www.naturalgolf.com or call 1-888-NAT-GOLF (1-888-628-4653).

About the Swing

The Natural Golf(R) swing method is based on the swing of Canadian Golf Hall of Fame Professional Moe Norman, who is widely regarded as the best ball striker ever. The Natural Golf swing eliminates much of the hip and body rotation of conventional swings and creates a simpler, easier to learn, more “natural” motion. The system emphasizes its four fundamentals of using a palm grip, a wider stable stance, Single-Plane(TM) setup and facing the ball at impact during the golf swing.

Forward-Looking Statements

This press release includes forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions.  These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.    These risks, uncertainties and factors include general economic uncertainty, conditions in the golf industry, the inability to become profitable or grow revenues, the timing, cost and execution of new marketing initiatives that might not be effective at generating new customers and revenues at a level sufficient to fund operations, seasonal fluctuations in the business, the inability to raise additional capital if needed and competitive conditions in the golf industry. For a more comprehensive discussion of these and other risks, uncertainties and factors relating to our business, please read the disclosure included in the Company’s Form 10-KSB filed with the SEC on March 1, 2004 (www.sec.gov).

You should not place undue reliance on any forward-looking statements.  Except as otherwise required by federal securities laws, the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Information: Richard Magid, CFO, 847-321-4130

Natural Golf Corporation
Consolidated Condensed Statements of Operations
(Amounts in thousands, except per share data)

	For the 3 Mos. Ended 11/30/03	For the Year Ended 11/30/03	For the 3 Mos. Ended 12/30/02	For the Year Ended 12/30/03

Net Sales	$2,017	$9,744	$1,680	$12,120
Operating Loss	(353)	(3,010)	(1,105)	(2,147)
Other Expense,
Primarily Interest	(893)	(2,293)	(171)	(504)
Net Loss	(1,246)	(5,303)	(1,276)	(2,651)

Net Loss per Share
(Basic and Diluted)	(.49)	(2.18)	(.59)	(1.26)
Weighted Average Shares
(Basic and Diluted)	2,521	2,433	2,174	2,099